Exhibit 99.1
Contact: Dan Cravens
480-693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS THIRD QUARTER
2009 FINANCIAL RESULTS
Highlights of US Airways Group, Inc.’s (the Company) third quarter 2009 results:
•	The Company reported a net loss of $80 million, or ($0.60) per share. This compares to a net loss of $866 million, or ($8.46) per share for the same period last year. Excluding special items, the Company reported a net loss of $110 million, or ($0.83) per share versus a net loss excluding special items of $243 million, or ($2.36) per share for the same period last year.

•	The effects of fuel hedging significantly impacted the third quarter 2009 results. Excluding special items and net realized losses/gains on fuel hedging transactions, the Company reported operating income of $23 million and a net loss of $60 million for its 2009 third quarter. This compares to a third quarter 2008 operating loss of $261 million and net loss of $311 million as measured on the same basis.

•	The Company’s a la carte revenue initiatives continue to produce impressive results and generated approximately $110 million in revenue during the third quarter. With the previously announced changes to this program, the Company now estimates that these programs will generate more than $500 million in ancillary revenue on an annualized basis.

•	The Company continues to run an efficient and on-time airline. On a year-to-date basis US Airways ranks first among the major network carriers in on-time performance as measured by the U.S. Department of Transportation’s (DOT) Air Travel Consumer Report.

•	Unit costs continued to decline as mainline cost per available seat mile (CASM) excluding fuel and special items fell 0.3 percent despite a 3.5 percent decline in mainline capacity. On a year-to-date basis, CASM excluding fuel and special items is down 0.6 percent on a 5.5 percent decline in mainline capacity.

•	The Company’s total cash and investments on Sept. 30, 2009 was $2.0 billion, of which $0.5 billion was restricted.

TEMPE, Ariz., Oct 22, 2009 — US Airways Group, Inc. (NYSE: LCC) today reported its third quarter 2009 results. For the third quarter, the Company reported a net loss of $80 million, or $(0.60) per share. This compares to a net loss of $866 million, or ($8.46) per share for the same period last year. Excluding special items, the Company reported a net loss of $110 million for its third quarter 2009, or ($0.83) per share. This compares to a net loss excluding special items of $243 million, or ($2.36) per share for the same period last year.
The effects of fuel hedging significantly impacted the Company’s financial results. The Company believes an enhanced understanding of fundamental year-over-year financial performance can be gained by adjusting for these hedging impacts. In the third quarter of 2009, the Company reported a realized fuel hedging loss of $50 million, while in the third quarter 2008, the Company reported a realized fuel hedging gain of $68 million. Excluding special items and net realized losses/gains on fuel hedging transactions, the Company reported operating income of $23 million and a net loss of $60 million for its 2009 third quarter. This represents an improvement of $284 million and $251 million, respectively, versus the third quarter 2008 operating loss of $261 million and net loss of $311 million as measured on the same basis.
See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.
US Airways Group, Inc. Chairman and CEO Doug Parker stated, “Our third quarter financial results reflect the soft, but improving economic environment. Our team is doing an excellent job of managing through this downturn, including reporting industry leading operations performance, maintaining diligent cost control and delivering meaningful a la carte revenue generation. As we look out at the improving demand environment for both business and leisure travel, US Airways is in an excellent position to capitalize on the recovering economy.”
Revenue and Cost Comparisons
Total revenues in the third quarter were down 16.6 percent versus the third quarter of 2008 due to a 3.6 percent decline in total available seat miles (ASMs), lower yields as a result of aggressive industry-wide fare sales, and the reduction in business demand. Total revenue per available seat mile was 12.08 cents, down 13.5 percent versus the same period last year. Mainline passenger revenue per available seat mile (PRASM) in the third quarter was 9.39 cents, down 17.1 percent versus the same period last year. Express PRASM was 17.50 cents, down 10.5 percent versus the third quarter 2008. Total mainline and Express PRASM was 10.75 cents, which was down 15.4 percent versus the third quarter 2008.
Total operating expenses in the third quarter were down 31.3 percent over the same period last year due to a 51.7 percent decrease in mainline and Express fuel expense. Mainline cost per available seat mile (CASM) in the third quarter was 11.00 cents, down 31.3 percent versus the same period last year. Excluding fuel and special items, mainline CASM was 8.06 cents, down 0.3 percent from the same period last year, on a 3.5 percent decline in mainline ASMs.

Liquidity
As of September 30, 2009, the Company had $2.0 billion in total cash and investments, of which $0.5 billion was restricted. During the third quarter, the Company raised approximately $137 million through an underwritten common stock offering. Proceeds from that offering are included in the total cash and investments balance reported above. In addition, the Company closed on aircraft financing of approximately $265 million during the third quarter.
Third Quarter Special Items
During its third quarter, the Company recognized special items totaling a credit of $30 million. These special items included: $48 million of unrealized net gains associated with the Company’s fuel hedge contracts. The unrealized gains in the third quarter of 2009 are the result of the application of mark-to-market accounting in which unrealized losses recognized in prior periods are reversed as hedge transactions are settled in the current period. In addition, the Company recorded $10 million of charges related to aircraft costs as a result of previously announced capacity reductions, and $5 million in severance and other charges. The Company also recorded a non-cash charge totaling $3 million to record an other-than-temporary impairment for the Company’s investments in auction rate securities.
Other Notable Accomplishments
•	Announced a transaction with Delta Air Lines that will allow US Airways to expand service at Ronald Reagan Washington National Airport (DCA), and enter key business centers in Brazil and Japan. US Airways will obtain 42 pairs of Delta’s slots at DCA and acquire the rights to expand to Tokyo, Japan and Sao Paulo, Brazil. Simultaneously, US Airways will transfer 125 pairs of its slots to Delta at New York’s LaGuardia Airport (LGA). The Company anticipates that the transaction will improve profitability by more than $75 million annually. The transaction is subject to regulatory approval.

•	On a year-to-date basis, the Company ranks first among the major network carriers in on-time performance as measured by the DOT. The Company has also made dramatic improvements in delivering bags and reducing customer complaints, improving these DOT metrics by more than 40 and 35 percent, respectively, versus the same period last year. The Company paid more than $4.5 million in bonuses to its 32,000 employees for operational performance during July and August.

•	Completed an underwritten public stock offering, which included the sale of 29 million shares of common stock at a price of $4.75 per share. The net proceeds from this transaction after transaction costs, were approximately $137 million and will be used for general corporate purposes.

•	Launched US Airways’ first-ever service to the Middle East with daily nonstop flying to Tel Aviv from its international gateway at Philadelphia International Airport. Tel Aviv is the third of three new trans-Atlantic routes from Philadelphia in 2009.

•	Announced the first nonstop Caribbean destination from US Airways’ Phoenix hub to Montego Bay, Jamaica. This seasonal service is set to begin Dec. 17 and will run through April 12, 2010.

•	Announced a partnership with Gogo® Inflight Internet to provide Wi-Fi Internet access onboard 50 A321 aircraft, which will roll out in early 2010. Full Internet service, including Web, Instant Messaging, email and VPN access, will be available for purchase to passengers with laptops or other Wi-Fi enabled devices.

•	Unveiled the US Airways Envoy Suite, the airline’s innovative trans-Atlantic business class seats that will make their debut on a new A330-200 aircraft this November. Customers traveling on flights offering the Envoy Suite will enjoy a fully adjustable seat with lie-flat bed, direct aisle access from each Suite with all seats facing forward, an easy-to-reach technology panel, including a 110-volt universal power outlet, satellite telephone and USB port, and a state-of-the-art personal entertainment system with a 12.1” adjustable touch-screen.
Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 1:00 p.m. EDT, which will be available to the public on a listen-only basis at www.usairways.com under the Company Info>> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through Nov. 22, 2009.
Immediately following the conference call, the airline will also provide its investor relations guidance on its Web site (www.usairways.com). Information that could be provided includes cost per available seat mile (CASM) excluding fuel and special items, fuel prices and hedging positions, other revenues and estimated interest expense/income. The investor relations update page also includes the airline’s capacity, fleet plan, and estimated capital spending for 2009.
About US Airways
US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,000 flights per day and serves more than 200 communities in the U.S., Canada, Europe, the Middle East, the Caribbean and Latin America. The airline employs more than 32,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers more than 17,000 daily flights to 916 destinations in 160 countries worldwide. Together with its US Airways Express partners, the airline serves approximately 60 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix with major operations at Boston Logan, New York-LaGuardia and Ronald Reagan Washington National Airports. And for the eleventh consecutive year, the airline received a Diamond Award for maintenance training excellence from the Federal Aviation Administration for its Charlotte hub line maintenance facility. For more company information, visit usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving America West Holdings Corporation and the Company, including future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of future significant operating losses; the impact of economic conditions and their impact on passenger demand and related revenues; a reduction in the availability of financing, changes in prevailing interest rates and increased costs of financing; the Company’s high level of fixed obligations and the ability of the Company to obtain and maintain any necessary financing for operations and other purposes and operate pursuant to the terms of its financing facilities (particularly the financial covenants); the impact of fuel price volatility, significant disruptions in fuel supply and further significant increases to fuel prices; the ability of the Company to maintain adequate liquidity; labor costs, relations with unionized employees generally and the impact and outcome of the labor negotiations, including the ability of the Company to complete the integration of the labor groups of the Company and America West Holdings; reliance on vendors and service providers and the ability of the Company to obtain and maintain commercially reasonable terms with those vendors and service providers; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of the integration of the Company’s business units; the impact of changes in the Company’s business model; competitive practices in the industry, including significant fare restructuring activities, capacity reductions or other restructuring or consolidation activities by major airlines; the impact of industry consolidation; the ability to attract and retain qualified personnel; the impact of global instability including the potential impact of current and future hostilities, terrorist attacks, infectious disease outbreaks or other global events; government legislation and regulation, including environmental regulation; the Company’s ability to obtain and maintain adequate facilities and infrastructure to operate and grow the Company’s route network; costs of ongoing data security compliance requirements and the impact of any data security breach; interruptions or disruptions in service at one or more of the Company’s hub airports; the impact of any accident involving the Company’s aircraft; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; weather conditions and seasonality of airline travel; the cyclical nature of the airline industry; the impact of insurance costs and disruptions to insurance markets; the impact of foreign currency exchange rate fluctuations; the ability to use NOLs and certain other tax attributes; the ability to maintain contracts critical to the Company’s operations; the ability of the Company to attract and retain customers; and other risks and uncertainties listed from time to time in the Company’s reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended September 30, 2009 and in the Company’s other filings with the SEC, which are available at www.usairways.com.
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended	3 Months Ended	Percent	9 Months Ended	9 Months Ended	Percent
	September 30, 2009	September 30, 2008	Change	September 30, 2009	September 30, 2008	Change

Operating revenues:
Mainline passenger	$1,757	$2,197	(20.0)	$5,092	$6,364	(20.0)
Express passenger	662	771	(14.1)	1,856	2,230	(16.8)
Cargo	23	37	(36.5)	67	111	(39.3)
Other	277	256	8.0	817	652	25.3

Total operating revenues	2,719	3,261	(16.6)	7,832	9,357	(16.3)

Operating expenses:
Aircraft fuel and related taxes	534	1,110	(51.9)	1,353	3,018	(55.2)
Loss (gain) on fuel hedging instruments, net:
Realized	50	(68)	nm	382	(342)	nm
Unrealized	(48)	488	nm	(375)	262	nm
Salaries and related costs	553	567	(2.5)	1,653	1,701	(2.8)
Express expenses:
Fuel	171	349	(51.1)	438	938	(53.3)
Other	483	495	(2.3)	1,444	1,462	(1.2)
Aircraft rent	171	183	(6.4)	523	544	(3.9)
Aircraft maintenance	174	188	(7.5)	532	601	(11.4)
Other rent and landing fees	148	137	8.2	422	424	(0.6)
Selling expenses	99	120	(17.3)	291	340	(14.5)
Special items, net	15	8	81.6	22	67	(67.7)
Depreciation and amortization	63	52	20.2	185	159	16.0
Goodwill impairment	—	—	nm	—	622	nm
Other	300	321	(6.4)	859	982	(12.5)

Total operating expenses	2,713	3,950	(31.3)	7,729	10,778	(28.3)

Operating income (loss)	6	(689)	nm	103	(1,421)	nm

Nonoperating income (expense):
Interest income	5	19	(75.1)	17	69	(74.6)
Interest expense, net	(81)	(58)	40.3	(229)	(176)	29.8
Other, net	(10)	(135)	(93.0)	(16)	(140)	(88.2)

Total nonoperating expense, net	(86)	(174)	(50.5)	(228)	(247)	(7.8)

Loss before income taxes	(80)	(863)	(90.7)	(125)	(1,668)	(92.5)

Income tax provision	—	3	nm	—	3	nm

Net loss	$(80)	$(866)	(90.7)	$(125)	$(1,671)	(92.5)

Loss per common share:
Basic	$(0.60)	$(8.46)		$(1.01)	$(17.50)

Diluted	$(0.60)	$(8.46)		$(1.01)	$(17.50)

Shares used for computation (in thousands):
Basic	132,985	102,406		123,632	95,522

Diluted	132,985	102,406		123,632	95,522

US Airways Group, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent		9 Months Ended	9 Months Ended	Percent
	September 30, 2009	September 30, 2008	Change		September 30, 2009	September 30, 2008	Change
Mainline
Revenue passenger miles (millions)	15,719	16,270	(3.4)		44,553	46,952	(5.1)
Available seat miles (ASM) (millions)	18,718	19,402	(3.5)		54,007	57,124	(5.5)
Passenger load factor (percent)	84.0	83.9	0.1	pts	82.5	82.2	0.3	pts
Yield (cents)	11.18	13.50	(17.2)		11.43	13.56	(15.7)
Passenger revenue per ASM (cents)	9.39	11.32	(17.1)		9.43	11.14	(15.4)

Passenger enplanements (thousands)	13,049	14,068	(7.2)		38,899	42,014	(7.4)
Departures (thousands)	115	125	(7.5)		350	378	(7.2)
Aircraft at end of period	348	358	(2.8)		348	358	(2.8)

Block hours (thousands)	313	332	(5.6)		934	996	(6.2)
Average stage length (miles)	1,013	986	2.7		977	965	1.3
Average passenger journey (miles)	1,766	1,645	7.4		1,650	1,583	4.3
Fuel consumption (gallons in millions)	282	297	(5.0)		818	882	(7.2)
Average aircraft fuel price including related taxes (dollars per gallon)	1.89	3.73	(49.4)		1.65	3.42	(51.7)
Average aircraft fuel price including related taxes and realized loss (gain) on fuel hedging instruments, net (dollars per gallon)	2.07	3.50	(41.0)		2.12	3.03	(30.1)
Full-time equivalent employees at end of period	31,592	32,779	(3.6)		31,592	32,779	(3.6)

Operating cost per ASM (cents)	11.00	16.01	(31.3)		10.82	14.67	(26.2)
Operating cost per ASM excluding special items (cents)	11.18	13.45	(16.9)		11.48	13.00	(11.7)
Operating cost per ASM excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net (cents)	8.06	8.08	(0.3)		8.27	8.32	(0.6)

Express*
Revenue passenger miles (millions)	2,873	2,942	(2.4)		8,055	8,333	(3.3)
Available seat miles (millions)	3,785	3,943	(4.0)		10,917	11,434	(4.5)
Passenger load factor (percent)	75.9	74.6	1.3	pts	73.8	72.9	0.9	pts
Yield (cents)	23.06	26.20	(12.0)		23.04	26.76	(13.9)
Passenger revenue per ASM (cents)	17.50	19.55	(10.5)		17.00	19.50	(12.8)

Passenger enplanements (thousands)	7,235	7,117	1.7		20,264	20,382	(0.6)
Aircraft at end of period	288	296	(2.7)		288	296	(2.7)
Fuel consumption (gallons in millions)	89	92	(3.6)		256	269	(4.7)
Average aircraft fuel price including related taxes (dollars per gallon)	1.93	3.80	(49.3)		1.71	3.49	(51.0)

Operating cost per ASM (cents)	17.27	21.40	(19.3)		17.24	20.98	(17.8)
Operating cost per ASM excluding fuel (cents)	12.76	12.55	1.7		13.23	12.78	3.5

TOTAL — Mainline & Express
Revenue passenger miles (millions)	18,592	19,212	(3.2)		52,608	55,285	(4.8)
Available seat miles (millions)	22,503	23,345	(3.6)		64,924	68,558	(5.3)
Passenger load factor (percent)	82.6	82.3	0.3	pts	81.0	80.6	0.4	pts
Yield (cents)	13.01	15.45	(15.8)		13.21	15.55	(15.0)
Passenger revenue per ASM (cents)	10.75	12.71	(15.4)		10.70	12.54	(14.6)
Total revenue per ASM (cents)	12.08	13.97	(13.5)		12.06	13.65	(11.6)
Passenger enplanements (thousands)	20,284	21,185	(4.2)		59,163	62,396	(5.2)
Aircraft at end of period	636	654	(2.8)		636	654	(2.8)
Fuel consumption (gallons in millions)	371	389	(4.7)		1,074	1,151	(6.6)
Average aircraft fuel price including related taxes (dollars per gallon)	1.90	3.75	(49.3)		1.67	3.44	(51.5)
Operating cost per ASM (cents)	12.06	16.92	(28.7)		11.90	15.72	(24.3)

*
Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Republic Airlines, Mesa Airlines, Air Wisconsin Airlines and Chautauqua Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel and gain or loss on fuel hedging instruments is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(In millions, except share and per share amounts)

Reconciliation of Net Loss Excluding Special Items and Realized Loss (Gain) on Fuel Hedging Instruments, Net for US Airways Group, Inc.

Net loss as reported	$(80)	$(866)	$(125)	$(1,671)

Special items:
Unrealized loss (gain) on fuel hedging instruments, net (1)	(48)	488	(375)	262
Special items, net (2)	15	8	22	67
Goodwill impairment (3)	—	—	—	622
Nonoperating special items, net (4)	3	127	12	134

Net loss as adjusted for special items	(110)	(243)	(466)	(586)

Realized loss (gain) on fuel hedging instruments, net (5)	50	(68)	382	(342)

Net loss as adjusted for special items and realized loss (gain) on fuel hedging instruments, net	$(60)	$(311)	$(84)	$(928)

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Reconciliation of Basic and Diluted Loss Per Share As Adjusted for Special Items for US Airways Group, Inc.

Net loss as adjusted for special items	$(110)	$(243)	$(466)	$(586)

Shares used for computation (in thousands):
Basic	132,985	102,406	123,632	95,522

Diluted	132,985	102,406	123,632	95,522

Loss per share as adjusted for special items:
Basic	$(0.83)	$(2.36)	$(3.77)	$(6.13)

Diluted	$(0.83)	$(2.36)	$(3.77)	$(6.13)

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Reconciliation of Operating Income (Loss) Excluding Special Items and Realized Loss (Gain) on Fuel Hedging Instruments, Net for US Airways Group, Inc.

Operating income (loss) as reported	$6	$(689)	$103	$(1,421)

Special items:
Unrealized loss (gain) on fuel hedging instruments, net (1)	(48)	488	(375)	262
Special items, net (2)	15	8	22	67
Goodwill impairment (3)	—	—	—	622

Operating loss as adjusted for special items	(27)	(193)	(250)	(470)

Realized loss (gain) on fuel hedging instruments, net (5)	50	(68)	382	(342)

Operating income (loss) as adjusted for special items and realized loss (gain) on fuel hedging instruments, net	$23	$(261)	$132	$(812)

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net — Mainline only for US Airways Group, Inc.

Total operating expenses	$2,713	$3,950	$7,729	$10,778
Less Express expenses:
Fuel	(171)	(349)	(438)	(938)
Other	(483)	(495)	(1,444)	(1,462)

Total mainline operating expenses	2,059	3,106	5,847	8,378

Special items:
Unrealized gain (loss) on fuel hedging instruments, net (1)	48	(488)	375	(262)
Special items, net (2)	(15)	(8)	(22)	(67)
Goodwill impairment (3)	—	—	—	(622)

Mainline operating expenses, excluding special items	2,092	2,610	6,200	7,427

Aircraft fuel and related taxes	(534)	(1,110)	(1,353)	(3,018)
Realized gain (loss) on fuel hedging instruments, net (5)	(50)	68	(382)	342

Mainline operating expenses, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$1,508	$1,568	$4,465	$4,751

(in cents)
Mainline operating expenses per ASM	$11.00	$16.01	$10.82	$14.67

Special items per ASM
Unrealized gain (loss) on fuel hedging instruments, net (1)	0.26	(2.52)	0.69	(0.46)
Special items, net (2)	(0.08)	(0.04)	(0.04)	(0.12)
Goodwill impairment (3)	—	—	—	(1.09)

Mainline operating expenses per ASM, excluding special items	11.18	13.45	11.48	13.00

Aircraft fuel and related taxes	(2.85)	(5.72)	(2.50)	(5.28)
Realized gain (loss) on fuel hedging instruments, net (5)	(0.27)	0.35	(0.71)	0.60

Mainline operating expenses per ASM, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$8.06	$8.08	$8.27	$8.32

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Reconciliation of Operating Cost per ASM Excluding Fuel — Express only for US Airways Group, Inc.

Total Express operating expenses	$654	$844	$1,882	$2,400

Aircraft fuel and related taxes	(171)	(349)	(438)	(938)

Express operating expenses, excluding fuel	$483	$495	$1,444	$1,462

(in cents)
Express operating expenses per ASM	$17.27	$21.40	$17.24	$20.98

Aircraft fuel and related taxes per ASM	(4.51)	(8.85)	(4.01)	(8.20)

Express operating expenses per ASM, excluding fuel	$12.76	$12.55	$13.23	$12.78

Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

1)
The 2009 third quarter and nine month periods included $48 million and $375 million of net unrealized gains, respectively, and the 2008 third quarter and nine month periods included $488 million and $262 million of net unrealized losses, respectively, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments. The application of mark-to-market accounting resulted in unrealized gains in the 2009 periods due primarily to the reversal of unrealized losses recognized in prior periods as hedge transactions settled in the current period.

2)
The 2009 third quarter included special charges of $10 million related to aircraft costs as a result of previously announced capacity reductions and $5 million in severance and other charges. The 2009 nine month period included $16 million related to aircraft costs as a result of previously announced capacity reductions and $6 million in severance and other charges. The 2008 third quarter included $8 million in severance charges as a result of capacity reductions. The 2008 nine month period included the $8 million in severance charges, as well as $35 million of merger related transition expenses, $18 million in non-cash charges related to the decline in fair value of certain spare parts associated with the Company’s Boeing 737 aircraft fleet and $6 million in aircraft costs as a result of announced capacity reductions.

3)
The 2008 nine month period included a non-cash charge of $622 million to write off all the goodwill created by the merger of US Airways Group, Inc. and America West Holdings Corporation in September 2005.

4)
The 2009 third quarter included a $3 million non-cash charge to record an other-than-temporary impairment on the Company’s investments in auction rate securities. The 2009 nine month period included $10 million in non-cash charges to record other-than-temporary impairments on the Company’s investments in auction rate securities and a $2 million non-cash asset impairment charge. The 2008 third quarter included $127 million in non-cash charges to record other-than-temporary impairments on the Company’s investments in auction rate securities. The 2008 nine month period included $140 million in non-cash charges to record other-than-temporary impairments on the Company’s investments in auction rate securities as well as a $2 million write off of debt discount and debt issuance costs in connection with the refinancing of certain aircraft equipment notes, offset by $8 million in gains on forgiveness of debt.

5)
The 2009 third quarter and nine month periods included $50 million and $382 million of net realized losses, respectively, and the 2008 third quarter and nine month periods included $68 million and $342 million of net realized gains, respectively, on settled fuel hedge transactions.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2009	December 31, 2008

Assets

Current assets
Cash, cash equivalents and investments in marketable securities	$1,242	$1,054
Restricted cash	—	186
Accounts receivable, net	341	293
Materials and supplies, net	237	201
Prepaid expenses and other	485	684

Total current assets	2,305	2,418

Property and equipment
Flight equipment	3,820	3,157
Ground property and equipment	887	816
Less accumulated depreciation and amortization	(1,109)	(954)

	3,598	3,019
Equipment purchase deposits	322	267

Total property and equipment	3,920	3,286

Other assets
Other intangibles, net	525	545
Restricted cash	530	540
Investments in marketable securities	228	187
Other assets	236	238

Total other assets	1,519	1,510

Total assets	$7,744	$7,214

Liabilities and Stockholders’ Deficit

Current liabilities
Current maturities of debt and capital leases	$491	$362
Accounts payable	347	797
Air traffic liability	852	698
Accrued compensation and vacation	193	158
Accrued taxes	138	142
Other accrued expenses	836	887

Total current liabilities	2,857	3,044

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	4,135	3,623
Deferred gains and credits, net	360	383
Employee benefit liabilities and other	652	658

Total noncurrent liabilities and deferred credits	5,147	4,664

Stockholders’ deficit
Common stock	2	1
Additional paid-in capital	2,103	1,789
Accumulated other comprehensive income	109	65
Accumulated deficit	(2,461)	(2,336)
Treasury stock	(13)	(13)

Total stockholders’ deficit	(260)	(494)

Total liabilities and stockholders’ deficit	$7,744	$7,214

New Accounting Standard Applied Retrospectively
Effective January 1, 2009, the Company adopted Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The retrospective adoption of this accounting standard resulted in an $11 million decrease to the net carrying value of long-term debt, a $29 million increase to accumulated deficit and a $40 million increase to additional paid-in capital at December 31, 2008. The impact to the condensed consolidated statement of operations for the three and nine months ended September 30, 2008 was not material.